Exhibit 23.1

April 17, 2013

WuXi PharmaTech (Cayman) Inc.

288 Fute Zhong Road

Waigaoqiao Free Trade Zone

Shanghai 200131

People’s Republic of China

RE: WUXI PHARMATECH (CAYMAN) INC.

Dear Sirs/Madams,

We have acted as legal advisors as to the laws of the People’s Republic of China to WuXi PharmaTech (Cayman) Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2012.

We hereby consent to the use and reference of our name under the headings “Risk Factors,” “Chinese Government Regulations” and elsewhere in the Form 20-F.

In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours sincerely,

/s/ Commerce & Finance Law Offices